Exhibit 10.1

LETTER TO PRESIDENT AND CHIEF EXECUTIVE OFFICER REGARDING NON-RENEWAL OF EMPLOYMENT CONTRACT

August 13, 2008

Mr. Gary L. Tessitore
President and Chief Executive Officer
Fansteel Inc.
570 Lake Cook Road, Suite 200
Deerfield, IL 60015

Dear Mr. Tessitore:

I am writing on behalf of the Board of Directors of Fansteel Inc., in regards to your employment agreement dated January 16, 2004. As per the terms of the Amendment, we are providing you with notice of non-renewal under the automatic renewal provisions. With this notice, your existing employment contract will expire on January 23, 2009.

Please feel free to contact myself or any of the Board members if you should have any questions.

Sincerely,

/s/ Brian Cassady
Brian Cassady
Board Member, Fansteel Inc.